CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Leader Funds Trust and to the use of our report dated July 30, 2019 on the financial statements and financial highlights of the Leader Short Term High Yield Bond Fund (formerly Leader Short Duration Bond Fund), Leader Total Return Fund, and Leader High Quality Low Duration Bond Fund (formerly Leader Floating Rate Fund), each a series of shares of beneficial interest in Leader Funds Trust. Such financial statements and financial highlights appear in the Predecessor Funds’ May 31, 2019 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 9, 2020